Exhibit 10.15

September 1, 2021

Mr. Dan P. Antilley

[Redacted Home Address]

Dear Dan:

Welcome to NCR, a global technology company that runs the everyday transactions that make your life easier.

With a global presence in 180 countries, our employees around the world offer a broad perspective and range of skills that enable our customers to make every customer interaction with their business an exceptional experience.

We are pleased to present you with this offer of employment at NCR. I am certain you will be a key contributor to our organization. On behalf of my team, we look forward to you joining us.

Employer (Legal Entity):

NCR Corporation (the ‘Company’)

Position:

SVP, Global Corporate Security Officer

Job Grade:

This position is a Grade E4

Reporting To:

Owen Sullivan, President & Chief Operating Officer

Location:

Atlanta, GA

Start Date:

Your role shall commence on October 1, 2021.

Prior Employment Agreement:

This NCR employment agreement terminates and replaces the Employment Agreement, dated as of October 9, 2018, by and among you and Cardtronics USA, Inc. (together with Cardtronics, plc, “Cardtronics”), as amended by the First Amendment to Employment Agreement dated as of

January 16, 2020 (collectively, the “Prior Employment Agreement”) which shall be of no further force or effect. In addition, any previous rights to accelerate vesting or otherwise receive benefits upon a termination for Good Reason (as defined in the Prior Employment Agreement) for purposes of the Prior Employment Agreement or any award agreement or other arrangement by and between you and Cardtronics are hereby terminated. For avoidance of doubt, this Agreement does not terminate any of your previous rights to accelerate vesting or otherwise receive benefits with respect to your Cardtronics equity awards that were rolled over into BidCo Option, BidCo RSU and BidCo PSU awards (each as defined in Section 2.2 of the Acquisition Agreement dated January 25, 2021 between Cardtronics and NCR) under the NCR 2017 Stock Incentive Plan in connection with the acquisition and held by you as of the date of this Agreement in the event of your: (i) a termination of employment for “Good Reason,” but as defined in this Agreement, (ii) death, (iii) termination of employment due to “Disability” (as defined in the applicable award agreement), or (iv) involuntary termination of employment by the Company without “Cause” (as defined in the applicable award agreement).

Base Salary:

Your annual base salary will be $437,750 per year, commencing as of your Start Date. You will remain on the current Cardtronics payroll through the system conversion date currently expected in January 2022. The Company operates on a bi-weekly pay schedule. Payday is scheduled five days following the close of each pay period. Your annual base salary will be reviewed from time to time by management to determine appropriate increases, if any, and are subject to approval by the Compensation and Human Resources Committee (the “Committee”) of the NCR Board of Directors.

Any decreases in base salary, other than as part of a base salary reduction taken by a majority of the members of the Executive Leadership team, will permit you to exercise the “good reason” clause as outlined below.

Annual Incentive Plan:

For the remainder of the 2021 plan year, you will continue to participate in the Cardtronics 2021 Annual Executive Cash Incentive Plan (the “Cardtronics Plan”), subject to the terms of the Cardtronics Plan, and your bonus amount will be based upon your target incentive opportunity (100% of your annual base salary) under the Cardtronics Plan, provided that your target incentive opportunity (100%) under the Cardtronics Plan will be calculated with respect to your base salary received from Cardtronics for the period from January 1, 2021 through September 30, 2021 and with respect to your base salary received from the Company for the period from October 1, 2021 through December 31, 2021. Except as otherwise provided in the Cardtronics Plan, you must be employed by NCR at the time of payment in order to be eligible to receive any bonus or incentive payout for the 2021 plan year under the Cardtronics Plan.

Beginning with the 2022 plan year, you will participate in NCR’s Management Incentive Plan (“MIP”), subject to the terms of the MIP. The MIP is an annual bonus program with a payout that varies based on NCR’s results, your organization’s results, and your individual performance; it is payable in the first calendar quarter following the plan year.

Your MIP target incentive opportunity will be not less than 100% of your annual base salary received from the Company (with a maximum potential payout equal to 2 times your target incentive opportunity), where the payout will be based on performance goals established by the CEO and approved by the Committee of the NCR Board of Directors.

Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Committee. You must be employed by NCR at the time of payment in order to be eligible to receive any bonus or incentive payout from NCR.

Long Term Incentive (“LTI”) Equity Awards:

Subject to your acceptance of this offer by execution of this letter agreement, the Committee will grant to you the following equity award effective no later than October 1, 2021:

•

Performance-based Restricted Stock Units (2021 PBRSUs) with a grant date value equal to $825,000. The performance measurement will be a relative Total Shareholder Return (TSR) in which the number of units that will vest will be determined by the TSR of NCR’s common stock as compared to the TSRs of the companies in the S&P MidCap 400 Value Index. The measurement period is the three year period beginning on September 10, 2021. The Number of units granted will be calculated as $825,000 divided by the value of NCR stock (“Grant unit number”) on the grant date. On the vesting date, the number of PBRSUs earned will be calculated based on the payout schedule below:

PBRSUs Earned

Percentile Rank	Payout Percentage
75th Percentile and Above	200%
55th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%
Note: Linear interpolation between points

If NCR’s TSR is negative over the measurement period, the payout percentage will be capped at 100%.

Vesting will occur three years from the grant date, subject to your employment with NCR through the applicable vesting date and such other terms as set forth in NCR’s applicable form of restricted stock unit award agreement.

You hereby acknowledge and agree that notwithstanding anything set forth in Section 6.10 of the Company Disclosure Letter to the Acquisition Agreement with Cardtronics, no portion of the equity awards granted to you by NCR in 2021 is required to be subject solely to time-based vesting conditions.

Effective for 2022 and beyond you will also be eligible to participate in NCR’s Annual LTI Equity Award Program that typically occurs in February each year. Your annual equity award will be in an amount to be approved by the Committee, which will be comprised of grants of the same type and in the same proportion as are awarded to other senior executives of NCR.

You must electronically accept the award agreement associated with the award in order to be eligible to receive its benefits. Upon a termination of employment without Cause or for Good Reason your NCR 2021 PBRSU shall vest upon the normal vesting date based upon actual performance. Solely for purposes of the immediately preceding sentence:

•

“Cause” means (1) your conviction for committing a felony under U.S. federal law or the law of the state or country in which such action occurred, (2) your willful and continued failure to perform substantially your duties with NCR or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) for a period of at least thirty (30) days after a written demand for substantial performance is delivered to you by the NCR Board of Directors, specifically identifying the manner in which the NCR Board of Directors believes that you have not substantially performed your duties; (3) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to NCR or (4) your material violation of NCR’s Code of Conduct (other than any such violation resulting from incapacity due to physical or mental illness). For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

•

“Good Reason” means any of the following events arising subsequent to the execution date of this letter without your prior written consent: (1) the assignment to you of any duties inconsistent in any respect with your position (including offices, titles and reporting requirements), authority, duties or responsibilities or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by NCR promptly after receipt of notice thereof given by you; (2) NCR requiring you to be based at any office or location that is more than forty (40) miles distant from the location of your principal place of employment set forth herein; or (3) a material breach of this letter agreement or any outstanding grant agreements under NCR’s Annual LTI Equity Award Program or other NCR equity plan; or (4) any reduction of your base salary or target incentive bonus opportunity (other than as a part of a base salary reduction taken by a majority of the members of the Executive Leadership Team); provided, however, that your termination of employment shall not be deemed to be for Good Reason unless (x) you have notified NCR in writing describing the occurrence of one or more Good Reason events within ninety (90) days of such occurrence, (y) NCR fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (z) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.

You must be a current employee of NCR on the applicable grant date in order to be eligible to receive any NCR LTI equity award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits.

Executive Severance and Change-in-Control Benefits:

You will participate in and be subject to the terms of NCR’s Executive Severance Plan and its Change-in-Control Severance Plan. You are accorded under the Change-In-Control plan a “Tier III” benefit level (1.0 times your required base salary plus your target bonus as defined in the plan) upon joining NCR. For purposes of the Executive Severance Plan, “Cash Severance” shall equal the sum of 1.0 times your base salary plus your target bonus as defined in the plan. To receive any severance benefits you are required to execute NCR’s standard form of general release of all claims in a form reasonably acceptable to NCR, as set out in the plans. Each plan is subject to amendment or termination by the Committee.

Employee Benefits:

You will be eligible for employee benefits on the terms generally provided by NCR to its senior executives from time to time, including NCR’s annual Executive Medical Exam Program, which currently provides up to $5,000 on an annual basis for progressive, diagnostic analysis by NCR’s provider of choice, and the annual Executive Financial Planning Program, which currently provides an annual taxable reimbursement in an amount up to $12,000 for actual services incurred with respect to your tax and financial planning needs. Each of these programs is subject to amendment or termination by the Committee.

One-Time Sign-On Bonus

You will be eligible to receive a one-time sign-on bonus of $100,000 for relocation expenses payable no later than 30 days after your Start Date (“Sign-On Bonus”).

If your employment is terminated by the Company for Cause (as defined herein) or if you resign from employment with the Company without Good Reason (as defined herein) before October 1, 2022, you agree to repay the full Sign-On Bonus to the Company. Such repayment of the Sign-On Bonus must be made within 30 days after the date your employment terminates and may be set-off by the Company in its sole discretion against any amounts otherwise owed to you pursuant to this Agreement or otherwise to the extent permitted by applicable law (including Section 409A of the Internal Revenue Code).

Vacation/Holidays:

Under the Company’s vacation policy, you are entitled to receive twenty-five (25) paid vacation days and six (6) federal holidays. Eligible vacation is pro-rated your first year of service and is based on grade level or years of NCR service, whichever provides the greater benefit.

The Company also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs. In the first year of hire, the number of available floating holidays is prorated.

Additionally, the Company recognizes the following as paid holidays:

New Year’s Day, Martin Luther King Jr. Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

Legal Expenses:

The Company will reimburse you for up to $10,000 of reasonable, documented legal fees you incur in connection with your review and acceptance of this letter agreement and its attachments.

Other Terms and Conditions of Employment:

Your offer of employment described in this letter agreement is contingent upon your acceptance of the terms and conditions of employment outlined in this letter agreement (including Attachments A, B and C, each incorporated herein by reference and made a constituent part of this letter agreement), and your passing of a background check. Please note that the letter agreement, through Attachment C, contains certain restrictive covenants concerning non-competition, non-customer-solicitation and non-recruitment/hiring, where such provisions are enforceable by law.

If you are in agreement with the terms of this letter agreement, including its attachments, please sign in the space provided below.

This letter agreement supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter agreement should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

* * * * * *

Dan, we are very excited about the contributions, experience and knowledge you can bring to NCR.

Sincerely,
NCR Corporation

By:	/s/ Owen Sullivan
Name:	Owen Sullivan
Title:	President & COO

Accepting this Offer of Employment:

By accepting and signing NCR’s offer of employment you certify to NCR that you are not subject to a non-competition agreement with any company, person or entity, nor to any other post-employment restrictive covenants, that would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR’s strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as, or that you know to be, confidential, proprietary or trade secret information of another company, nor in any other way disclose confidential, proprietary or trade secret information while employed by NCR.

You further acknowledge that this letter agreement, including its Attachments A, B and C, sets forth the terms and conditions of your employment with NCR. The employment relationship with NCR is by mutual consent (“Employment at Will”). This means either you or NCR has the right to discontinue the employment relationship with or without cause at any time and for any reason.

You acknowledge that you have read the foregoing information relative to NCR’s conditions of employment and understand that your employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed:

/s/ Dan P. Antilley	9/14/21
Dan P. Antilley	Date

Attachment A

NCR Corporation Employment Terms & Conditions

By accepting NCR’s offer of employment, I indicate my understanding of, and agreement to, each of the following Employment Terms and Conditions (the “Agreement”):

1.

Conflicts of Interest. I will diligently perform and devote my entire working time, abilities and efforts to performing my NCR job responsibilities. I will refrain from performing work and providing services that (a) interfere or conflict with my exercise of good business judgment in the best interests of NCR when conducting NCR business, (b) occupy my attention to interfere with my NCR job performance, or (c) otherwise violate NCR’s current and future conflict of interest policies and requirements, including those set forth in NCR’s Code of Conduct. Before engaging in any activity that may present a conflict of interest, I understand that it is my responsibility to seek NCR’s approval.

2.

Non-Disclosure of Confidential Information. Except as necessary for the performance of my NCR job responsibilities or otherwise provided for in writing by NCR (or “the Company”), I will not disclose, access, use, share, publish, or in any other manner reproduce, in whole or in part, NCR’s Confidential Information. “Confidential Information,” which includes trade secrets, means any information not generally known or readily ascertainable by NCR’s competitors and/or the public. Confidential Information includes, but is not limited to, the proprietary information of NCR, its subsidiaries, business affiliates, vendors, customers and clients, such as their financial records and projections, inventions, company strategies, employee information, research, technology, intellectual property rights, and information about pricing and customer preferences. Information may constitute Confidential Information regardless of whether it is written or unwritten, in hard copy or electronic form, and regardless of whether it is specifically identified or labeled as “confidential” (or with a similar term). Confidential Information does not include information already in the public domain or information which has been dedicated to or released to the public by NCR.

a)

I acknowledge that unauthorized use or disclosure of NCR’s Confidential Information can have a materially detrimental effect upon the Company and cause irreparable harm, the monetary loss from which would be difficult, if not impossible, to measure. Therefore, in addition to any other remedies available to NCR, I agree that a grant of injunctive or other equitable relief for any actual or threatened breach would be appropriate without the securing or posting of any bond.

b)

I understand that, notwithstanding my non-disclosure of Confidential Information obligation, I am not prohibited from reporting possible violations of the law to government agencies or from making disclosures to government agencies that are protected by law (such as providing testimony and information during a government investigation); and, I am not required to notify the Company that I have made any such reports or disclosures. In response to a valid subpoena, I may provide testimony or information about NCR, but I agree to provide NCR notice in advance so that the Company may seek to quash the subpoena or limit the disclosure, if appropriate. I also understand that this non-disclosure provision does not interfere with, restrain, or prevent employee communications with each other regarding wages, hours, or other employment terms and conditions.

3.

Intellectual Property. “NCR Intellectual Property” or “NCR IP” means any and all creations, inventions, methods or processes, designs, works of authorship, information or materials, improvements, developments, or any other innovations or technology that I, at any time during my employment at NCR (whether alone or with any other person), discover, conceive, create, reduce to practice, produce, make, or develop: (a) (i) with the use of or based on any NCR Confidential Information or any supplies, equipment, property, or systems, or at any facilities or on any property, of NCR, or (ii) that arises or results from my employment or work at or for NCR or relates to any of its business, operations, methods or processes, products (including software), services, or solutions (collectively, “Technology”), and (b) all Intellectual property rights arising or resulting therefrom (“IPR”). I agree and acknowledge that all Technology shall be considered a “work made for hire” as provided under the United States Copyright Act, 17 U.S.C. Section 101, et seq., and together with the IPR, is exclusively owned by and the sole and exclusive property of NCR. I hereby irrevocably assign to NCR all NCR IP. I will immediately disclose all Technology to NCR in writing. I agree to provide NCR with all assistance reasonably required to perfect and support NCR’s ownership and rights in, and to maintain, protect, and enforce, its rights, title and interests in and to the NCR IP, including signing any related documentation. I agree and acknowledge that, except as provided by law, no remuneration, compensation, any other right or obligation is or may become due to me in respect to my compliance with the terms of this Paragraph.

4.

Personal Information. I understand that NCR must collect, process and retain certain personal data about me and my dependents, such as my home address, personal contact information and social security number. Only to the extent permitted by applicable law, NCR uses this information, and some cases discloses it to third parties, to manage its business operations and carry out my work relationship, including for purposes of providing compensation and employee benefits, complying with government agency and legal requirements, responding in the event of emergencies, and maintaining NCR systems and employee directory.

5.

Prior Employment. I will not use during my NCR employment, disclose to NCR, bring onto NCR’s premises, or access using NCR systems or equipment any trade secret or other information that I am required to keep confidential relating to my former employer(s).

6.

Deduction, Withholding, and Repayment. NCR may deduct and withhold from my compensation the value of any payroll overpayment and indebtedness owed by me to the Company, to the extent permitted by law, or require that I repay any such amounts; and, I agree to execute any documents that may be required by law to authorize or memorialize NCR’s right to withhold, deduct or seek repayment for any such indebtedness owed.

7.

Background Verification. I understand that NCR’s offer of employment is conditioned upon a completion of a background check (which may include a criminal history check, confirmation of prior employment, credit check, and confirmation of educational background), the results of which must be satisfactory to the Company in its sole discretion. I agree to execute all documentation and take all actions necessary for completion of the background check. I understand that my offer of employment can be rescinded, or my employment can be terminated, based on my background check results.

8.

U.S. Employment Authorization. Verification of my authorization to work in the United States is required for my position, and I understand that I must complete a Form I-9, Employee Eligibility Verification, within the first three days of my employment.

9.

NCR’s Code of Conduct. Ongoing compliance with NCR’s Code of Conduct, including its provisions prohibiting conflicts of interest, is required. The Company requires annual Code of Conduct training and that new hires complete Code of Conduct training within the first 30 days of employment.

10.

Agreement to Arbitrate All Employment-Related Claims. I acknowledge and agree to abide by the terms of the Arbitration Agreement, and Class, Collective, and Representative Action Waiver (Appendix A to this Agreement), the terms of which are incorporated into this Agreement.

11.

Non-Compete, Non-Solicit, Non-Hire/Recruit Agreement (“Post-Employment Restrictive Covenants”). I acknowledge and agree to abide by the Post-Employment Restrictive Covenants set forth in the Non-Compete, Non-Solicit and Non-Recruit/Hire Agreement (Appendix B to this Agreement), the terms of which are incorporated into this Agreement.

12.

At-Will Employment. My NCR employment is terminable at will, which means that NCR or I may end it at any time and without notice, cause or reason. Neither this Agreement, nor any Company policy or statement (oral or written), confers or will confer any express or implied contractual right to remain in NCR’s employ. I understand that the Company can change the terms, conditions and benefits of my employment without notice and that there is no guarantee of any fixed term, condition or benefit of NCR employment.

13.

No Prior Understandings or Oral Modifications. This Agreement supersedes and replaces any prior statements or representations between the Parties relating to its subject matter, and it may not be modified, changed, or waived, without the Parties’ written consent.

14.

Ongoing Obligations. Termination of the employment relationship, regardless of reason or circumstances, does not terminate any of my ongoing obligations to NCR including, without limitation, my promises regarding NCR Confidential Information and NCR Intellectual Property.

15.

Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of the law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

16.

Severability. If any provision of this Agreement is to any extent illegal, otherwise invalid, or incapable of being enforced, such term will be excluded to the extent of such invalidity or unenforceability; all other terms of this Agreement will remain in full force in effect; and, to the extent permitted and possible, the invalid or unenforceable term will be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term.

17.	Waiver. No waiver of satisfaction of a condition or nonperformance of an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver.

18.

Choice of Law. This Agreement is governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles, except for California employees, to whom California law applies.

19.	Electronic Acceptance. This Agreement may be executed electronically or by personal signature and is immediately binding upon electronic acceptance.

ATTACHMENT B

Arbitration Agreement, and Class, Collective, and Representative Action Waiver

Addendum to Employment Agreement

You and NCR (collectively, the “Parties”) agree that any controversy or claim arising out of or with respect to your employment with NCR will be resolved by binding arbitration; the obligation to arbitrate will also extend to and encompass any claims that you may have or assert against any NCR employees, officers, directors, stockholders, or agents, its divisions, subsidiaries, affiliated corporations, limited partnerships, predecessors, successors and assigns (collectively, “NCR”). Notwithstanding the foregoing, the following disputes and claims are not covered by this Arbitration provision and will therefore be resolved in any appropriate forum as required by the laws then in effect: claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; claims for temporary or preliminary injunctive relief (including a temporary restraining order) in aid of arbitration or to maintain the status quo pending arbitration; and any other dispute or claim that has been expressly excluded from arbitration by statute. The Parties further agree that, in the event of a breach of this Agreement, NCR or you may, in addition to any other available remedies, bring an action in a Court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration; and, in such instance, will not be required to post a bond. If any portion of this Arbitration provision is held unenforceable, it will be severed and will not affect the duty to arbitrate nor any other part of this Agreement. In addition:

A.

The Parties agree that any demand for arbitration will be filed within the statute of limitations applicable to the claim or claims upon which arbitration is sought or required, or the claim will be barred. Arbitration will be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (available at www.ADR.org) to the extent not inconsistent with the terms of this Agreement. The arbitrator will allow discovery in the form of: (1) the mutual exchange of documents (as defined under the Federal Rules of Civil Procedure) pertaining to the claim being arbitrated and for which there is a direct and demonstrable need; and (2) up to three depositions by each party. Upon good cause shown, in a personal or telephonic hearing, the arbitrator may allow additional, non-burdensome discovery. The arbitrator will balance the likely importance of the requested materials with the cost and burden of the discovery sought, and when disproportionate, the arbitrator may deny the request(s) or require that the requesting party advance the reasonable cost of production to the other side. Issues of arbitrability will be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement will be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles, and the arbitration will be held in the metropolitan Atlanta, Georgia area, with the exception of employees who primarily reside and work in California, for whom arbitration will be held in California, and with respect to controversies arising in California, to which California law will apply. The arbitration will be held before a single arbitrator who is an attorney having at least five years of experience in employment law. The arbitrator’s decision and award will be written, final and binding and may be entered in any court having jurisdiction. The Parties agree that nothing in this Agreement relieves them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement. Each party will bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, will be borne as provided by the rules of the American Arbitration Association.

B.

Class, Collective and/or Representative Action Waiver. To the maximum extent permitted by law: (i) all claims under this Agreement must be brought in each Party’s individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding; (ii) no claims may be brought or maintained on a class, collective or representative basis either in Court or in arbitration, notwithstanding the rules of the arbitral body; (iii) such claims will be decided on an individual basis in arbitration pursuant to this Agreement; and (iv) the Parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class action or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by or against other individual(s), unless agreed to in writing by the Parties (you, NCR, and the other individual(s) or entities). Any issue concerning the validity of this class, collective or representative action waiver, and whether an action may proceed as a class, collective or representative action, must be decided by a Court, and an arbitrator will not have authority to consider the issue of the validity of this waiver or whether the action may proceed as a class, collective or representative action. If, for any reason, this class, collective and/or representative action waiver is determined to be unenforceable, then the class, collective or representative claim may proceed only in a Court of competent jurisdiction and may not be arbitrated. No arbitration award or decision will have any preclusive or estoppel effect as to issues or claims in any future dispute.

THE PARTIES ACKNOWLEDGE THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL.

ATTACHMENT C

Non-Compete, Non-Solicit, and Non-Recruit/Hire Agreement

Addendum to Employment Agreement

A.

Acknowledgement. Pursuant to your employment with NCR (or “the Company”), you will have access to, and knowledge of, certain NCR confidential information (including, without limitation, trade secrets and information about NCR’s business, operations, customers, employees, and industry relationships) not known to, or readily ascertainable by, the public and NCR’s competitors and that gives the Company a competitive advantage (“Confidential Information”). You acknowledge that, whether for your own benefit or the benefit of others, any unauthorized use, transfer, or disclosure of NCR’s Confidential Information can place NCR at a competitive disadvantage and cause damage, financial and otherwise, to its business. You further acknowledge that, because of your access to and knowledge of NCR’s Confidential Information, you will be in a position to compete unfairly with the Company following the termination of your employment.

B.

Post-Employment Restrictive Covenants. For the purpose of protecting NCR’s business interests, including the Confidential Information, goodwill and stable trained workforce of the Company, you agree that, for a 12-month period after the termination of your NCR employment (the “Restricted Period”), regardless of the reason for termination, you will not, without the prior written consent of NCR’s Chief Executive Officer:

1.

Non-Recruit/Hire — Directly or indirectly (including, without limitation, assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of NCR to terminate his or her employment with NCR, or refer any such employee to anyone outside of the Company for the purpose of that employee’s seeking, obtaining, or entering into an employment relationship or an agreement to provide services;

2.

Non-Solicitation — Directly or indirectly (including, without limitation, assisting third parties) solicit or attempt to solicit the business of any NCR customers or prospective customers with which you had Material Contact (as defined below) during the last 2 years of your NCR employment for purposes of providing Competing Products/Services (as defined below).

3.

Non-Competition — Perform services, directly or indirectly, in any capacity (including, without limitation, as an employee, consultant, contractor, owner or member of a board of directors) (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR during the 2 years prior to termination of your NCR employment; (ii) in connection with Competing Products/Services (as defined below) that are similar to or serve substantially the same functions as those with respect to which you worked during the 2 years prior to termination of your NCR employment or about which you obtained trade secret or other Confidential Information; and (iii) on behalf of (A) a Competing Organization (as defined below) named in NCR’s Competing Organization List, or (B) for entities or individuals not on the Competing Organization List, within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to you) where or for which you performed, were assigned, or had responsibilities for such services during the 2 years preceding your termination; in view of your executive and global responsibilities, your territory for purposes of this Agreement is deemed to be the world.

C.	Definitions. The following definitions apply to your Post-Employment Restrictive Covenants:

1.

“Material Contact” means the contact between you and each customer or prospective customer (a) with which you dealt on behalf of NCR, (b) whose dealings with NCR were coordinated or supervised by you, (c) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, and/or (d) who receives products or services authorized by NCR, the sale or provision of which, with regard to prospective customers, results, resulted, or would have resulted in compensation, commissions, or earnings for you within the 2 years prior to the date of your termination;

2.

“Competing Products/Services” are any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by NCR (including, without limitation, products, services or activities in the planning or development stage during your NCR employment) at the time of your separation from NCR and during the 2 years prior to termination of your NCR employment; and

3.

“Competing Organization” is any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals regarding one or more Competing Products/Services.

4.

The NCR “Competing Organization List,” which the Company updates from time to time and which is available on the NCR HR intranet, or from the NCR Law or Human Resources Departments upon request, provides examples of companies that, as of the date of the List’s publication, meet the definition of Competing Organization in the subparagraph directly above. However, the Competing Organization List is not intended to be exhaustive and persons, businesses or organizations not listed there may constitute Competing Organizations for purposes of this Agreement. Any changes to the Competing Organization List during the twelve months following your termination (or such longer time if the tolling provision below takes effect) shall be deemed to be a part of this Agreement and incorporated herein.

5.

All references to “NCR employment” refer to your employment by NCR (or, if different, to an affiliate or subsidiary of NCR) and will also be deemed to include your employment, if any, by any company the stock or substantially all the assets of which NCR has acquired. As a non-limiting example, a reference to the “2 years prior to the termination of your NCR employment” may include both time as an NCR employee and time as a Retalix Ltd or Digital Insight employment.

D.

Consideration. You acknowledge that you would not received the benefits and consideration provided under this Agreement but for your consent to abide by the Post-Employment Restricted Covenants, and your agreement to the same is a material component of the consideration for this Agreement and your NCR employment.

E.

Remedies. You agree that, if you breach any of the provisions of the Post-Employment Restricted Covenants: (i) NCR will be entitled to all of its remedies at law or in equity, including but not limited to money damages and injunctive relief; and (ii) NCR will also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedy will be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NCR may be entitled at law or in equity.

F.

Subsequent Employment. You agree that, while employed by NCR and for 1 year thereafter, you will communicate the contents of this Non-Compete, Non-Solicit, and Non-Recruit/Hire Agreement to any person, firm, association, partnership, corporation or other entity which you intend to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.

G.

Tolling. You agree that the Restricted Period will be tolled and suspended during and for the pendency of any violation of its terms and for the pendency of any legal proceedings to enforce any of the covenants set forth in this Agreement and that all time that is part of or subject to such tolling and suspension will not be counted toward the 12-month duration of the Restricted Period.

H.

Reasonable and Necessary. You agree that the Post-Employment Restrictive Covenants set forth in this Agreement are reasonable and necessary for the protection of NCR’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of NCR, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.

I.

Severability. Each clause of this Agreement constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR’s interests. If any part or clause of this Agreement is held unenforceable, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law; provided, however, that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision to render it valid and enforceable to the fullest extent permitted by law.

J.	Choice of Law. This Agreement is governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles.

K.

For California Employees Only. This Agreement’s Non-Competition, Non-Solicitation, and Non-Recruit/Hire restrictions do not apply to you if, following the termination of your NCR employment, you reside or work in California. Notwithstanding the foregoing, you are and will continue to be prohibited from any unauthorized use, transfer, or disclosure of the Company’s Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, your confidentiality and non-disclosure agreements with NCR, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information.

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